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                                                                     EXHIBIT 5.1

                             PORTER & HEDGES, L.L.P.
                            ATTORNEYS AND COUNSELORS
                                     AT LAW
                            700 LOUISIANA, 35TH FLOOR
                            HOUSTON, TEXAS 77002-2764
                     --------------------------------------
                            TELECOPIER (713) 228-1331
                            TELEPHONE (713) 226-0600         MAILING ADDRESS:
                                                              P.O. BOX 4744
                                                          HOUSTON, TX 77210-4744

                                  July 16, 2002

Cooper Cameron Corporation
1333 West Loop South, Suite 1700
Houston, Texas 77027

         Re: Registration Statement on Form S-3

Gentlemen:

         We have acted as counsel to Cooper Cameron Corporation, a Delaware corporation (the "Company"), in connection with the preparation of a registration statement on Form S-3 relating to the offering and sale of up to $500,000,000 aggregate amount of (i) debt securities, in one or more series, consisting of notes, debentures and other evidences of indebtedness (the "Debt Securities"), (ii) shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), (iii) shares of preferred stock, in one or more series, as may be designated by the Board of Directors of the Company (the "Preferred Stock"), (iv) depositary shares representing fractional interests in Preferred Stock (the "Depositary Shares"), and (v) warrants to purchase Common Stock, Preferred Stock and Debt Securities or other securities (the "Warrants" and, collectively with the Debt Securities, Common Stock, Preferred Stock and the Depositary Shares, the "Securities"), which Securities may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended.

         The Debt Securities will be issued under one or more indentures in the forms filed as exhibits to the registration statement, as amended or supplemented from time to time (each an "Indenture"), proposed to be entered into between the Company and one or more trustees chosen by the Company and qualified to act as such under the Trust Indenture Act of 1939, as amended (the "TIA"), (any such trustee, the "Indenture Trustee"). The Warrants will be issued under one or more warrant agreements (each, a "Warrant Agreement"). In rendering the opinions set forth below, we have examined the Amended and Restated Certificate of Incorporation, bylaws and corporate proceedings of the Company, and have made such other examinations as we have deemed necessary and, based upon such examination and having regard for applicable legal principles, it is our opinion that:

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Cooper Cameron Corporation
July 16, 2002
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         (i) the shares of Common Stock and Preferred Stock when duly issued and delivered in accordance with the resolutions of the Board of Directors of the Company approving the issuance and terms of such securities, the terms of the offering thereof and related matters ("Enabling Resolutions"), or in accordance with the terms of any convertible, exchangeable, or exercisable Securities, will be duly authorized, validly issued, fully paid and nonassessable shares of Common Stock and Preferred Stock of the Company;

         (ii) the Debt Securities and Warrants, when duly authenticated, issued and delivered in accordance with the Enabling Resolutions, or in accordance with the terms of any convertible, exchangeable or exercisable Securities, will constitute legal, valid and binding obligations of the Company enforceable in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditor's rights generally and that the remedies of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought;

         (iii) the Depositary Shares, when (a) the Board has taken all necessary corporate action to authorize the issuance and terms of the Depositary Shares, the terms of the offering thereof, and related matters, including the adoption of a resolution relating to the Preferred Stock underlying such Depositary Shares and the filing of a Certificate of Designations setting forth a copy of such resolution with the Secretary of State of the State of Delaware, (b) the Depositary Agreement or Agreements relating to the Depositary Shares and the related Depositary Receipts have been duly authorized and validly executed and delivered by the Company and the Depositary appointed by the Company, (c) the shares of Preferred Stock underlying such Depositary Shares have been deposited with a bank or trust company (which meets the requirements for the Depositary set forth in the Registration Statement) under the applicable Depositary Agreements, and (d) the Depositary Receipts representing the Depositary Shares have been duly executed, countersigned, registered and delivered in accordance with the appropriate Depositary Agreement and the applicable definitive purchase, underwriting or similar agreements approved by the Board upon payment of the consideration therefore provided for therein, the Depositary Shares will be validly issued; and

         The foregoing opinions are subject to, and qualified by the following additional conditions:

                  (a) the due authorization, execution and delivery by the Company, and by each counterparty thereto, of each Indenture (including any necessary or additional corporate proceedings), if any, relating to the Debt Securities that are offered and sold (or which may become issuable upon the conversion, exchange or exercise of any convertible, exchangeable or exercisable Securities);

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Cooper Cameron Corporation
July 16, 2002
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                  (b) the due qualification of each Indenture and Indenture
Trustee under the TIA;

                  (c) the due authorization, execution and delivery by the Company, and by each counterparty thereto, of each Warrant Agreement (including any necessary or additional corporate proceedings), if any, relating to the Warrants that are offered and sold (or which may become issuable upon the conversion, exchange or exercise of any convertible, exchangeable or exercisable Securities);

                  (d) the due authorization for issuance of such number of shares of Common Stock that are offered and sold (or the reservation of such shares as may become issuable upon the conversion, exchange or exercise of any convertible, exchangeable or exercisable Securities); and

                  (e) with respect to the Preferred Stock, the due designation of an applicable series within that class and the due authorization for issuance of such number of shares of Preferred Stock within the series that are offered and sold (or the reservation of such shares as may become issuable upon the conversion, exchange or exercise of any convertible, exchangeable or exercisable Securities).

         We hereby consent to the use of our name in the Registration Statement and the related prospectus wherever contained therein and we also consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        /s/ PORTER & HEDGES, L.L.P.

                                        Porter & Hedges, L.L.P.